SOUTHWEST AIRLINES REPORTS MARCH TRAFFIC

DALLAS, TEXAS – April 7, 2016 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its March and first quarter preliminary traffic statistics.

The Company flew 10.9 billion revenue passenger miles (RPMs) in March 2016, an increase of 6.2 percent from the 10.2 billion RPMs flown in March 2015. Available seat miles (ASMs) increased 6.1 percent to 12.9 billion in March 2016, compared with March 2015 ASMs of 12.1 billion. The March 2016 load factor was a record for the month of March at 84.6 percent, compared with 84.5 percent in March 2015. The Company continues to estimate its first quarter 2016 operating revenue per ASM (RASM) will be in line with first quarter 2015.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

MARCH
	2016	2015	Change
Revenue passengers carried	10,944,627	10,363,811	5.6%
Enplaned passengers	13,113,439	12,526,974	4.7%
Revenue passenger miles (000s)	10,875,078	10,240,507	6.2%
Available seat miles (000s)	12,852,734	12,113,609	6.1%
Load factor	84.6%	84.5%	0.1 pts.
Average length of haul	994	988	0.6%
Trips flown	113,053	108,763	3.9%

FIRST QUARTER
	2016	2015	Change
Revenue passengers carried	28,603,479	26,442,996	8.2%
Enplaned passengers	34,628,441	32,098,958	7.9%
Revenue passenger miles (000s)	28,408,164	25,860,866	9.9%
Available seat miles (000s)	35,268,149	32,297,465	9.2%
Load factor	80.5%	80.1%	0.4 pts.
Average length of haul	993	978	1.5%
Trips flown	314,537	296,570	6.1%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com
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SW-T